Exhibit 10.27

PURCHASE AND SALE AGREEMENT

between

CRP-3 BWIC I, LLC and CRP-3 BWIC II, LLC

(as Seller)

and

IPT ACQUISITIONS LLC

(as Buyer)

8263-8265 Patuxent Range Road, Jessup, Maryland

and 8700 Larkin Road, Savage, Maryland

as of September 5, 2014

-i-

-ii-

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of this 5th day of September, 2014 (the “Effective Date”) by and between CRP-3 BWIC I, LLC and CRP-3 BWIC II, LLC, each a Delaware limited liability company (each a “Selling Entity” and collectively, the “Seller”) and IPT ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH THAT, Seller owns the land described on Exhibit A with certain improved real property located at 8263 Patuxent Range Road, Jessup, Maryland (“8263 Patuxent”), 8265 Patuxent Range Road, Jessup (“8265 Patuxent”), Maryland and 8700 Larkin Road, Savage (“8700 Larkin”), Maryland (each an “Improved Property” and collectively the “Improved Properties”).

WITNESSETH FURTHER THAT, Seller desires to sell and Buyer desires to purchase the Property (as hereinafter defined) on the terms and subject to the conditions set forth herein.

WITNESSETH FURTHER THAT, for the consideration hereinafter named, and for other good and valuable consideration, receipt of which is acknowledged hereby, the parties do hereby agree as follows:

ARTICLE 1. Description of Property: Seller agrees to sell and Buyer agrees to buy upon the terms and conditions hereinafter set forth:

The Improved Properties, as more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with (i) all right, title and interest of Seller in and to any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining each such premises, together with all rights, privileges, rights of way and easements appurtenant to each such premises, including, without limitation, any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining the Improved Properties (the “Real Property”), (ii) all buildings and other improvements located thereon (the “Improvements”, and, together with the Real Property, the “Premises”), (iii) all items of personal property owned by Seller and located on the Premises or used in connection with the ownership or operation of the Premises described in Exhibit B attached hereto and incorporated herein by reference (to the extent of Seller’s interest therein and to the extent assignable, collectively, the “Personal Property”) and (iv) any intangible and other property now or hereafter owned by Seller and used in the ownership or operation of the Premises, to the extent of Seller’s ownership interest therein and assignable without material third party cost to Seller, including, without limitation, any plans and specifications, permits, licenses, approvals, guaranties, warranties, utility contracts or other rights relating to the ownership, use or operation of the Premises (but excluding attorney and accountant work product) (collectively, the “Intangible Property”). The Improved Properties, together with all items referred to in clauses (i), (ii) (iii) and (iv) are herein sometimes referred to as the “Property” and the Property associated with 8263 Patuxent is herein sometimes referred to as the “8263 Patuxent Property,” the Property associated with 8265 Patuxent is herein sometimes referred to as the “8265 Patuxent Property” and the Property associated with 8700 Larkin is herein sometimes referred to as the “8700 Larkin Property.”

Notwithstanding any other provision of this Agreement to the contrary, the liability of each Seller Entity under this Agreement and all documents delivered at closing pursuant hereto applicable to any Seller Entity and/or both Seller Entities is joint and several. Without limitation on the foregoing, for purposes of this Agreement and all documents delivered at closing pursuant hereto, the acts and omissions of an individual Seller Entity shall be deemed to be the acts and omissions of the Seller (e.g., if either Seller Entity defaults hereunder or its representations are not true and correct, Seller shall be deemed in default hereunder (or deemed to have made representations which were untrue)). Furthermore, notwithstanding anything to the contrary contained in this Agreement, the transaction contemplated under this Agreement is an “all or none” transaction and (i) any termination of this Agreement, including, without limitation, any termination due to a condition or matter relating to a single Improved Property, shall constitute a termination of this Agreement as to all of the Improved Properties and (ii) in no event shall Buyer be required to accept conveyance of the 8263 Patuxent Property and 8265 Patuxent Property without the 8700 Larkin Property or conveyance of the 8700 Larkin Property without the 8263 Patuxent Property and 8265 Patuxent Property.

ARTICLE 2. Sale Subject to Leases: Subject to the provisions of Article 4 hereof, the Premises will be conveyed subject to certain leases (hereinafter called the “Leases”) described in Exhibit C attached hereto and incorporated herein by reference, or as hereafter added pursuant to the provisions of Article 12 hereof. All such Leases also shall be included within the definition of the term “Property” for all purposes of this Agreement.

ARTICLE 3. Purchase Price and Payment: (a) The total purchase price (the “Purchase Price”) for the Property is TWENTY SEVEN MILLION and 00/100 Dollars ($27,000,000.00). The Purchase Price shall be payable at the Closing, as hereinafter defined, in lawful currency of the United States of America in immediately available funds by wire transfer to Escrow Agent (defined below) for disbursement to Seller as provided herein. The Purchase Price shall be allocated among the Improved Properties as follows: (i) $15,009,300.00 with respect to the 8263 Patuxent Property and the 8265 Patuxent Property and (ii) $11,990,700.00 with respect to the 8700 Larkin Property.

(b) As security for Buyer’s performance hereunder, a deposit of FIVE HUNDRED THOUSAND and 00/100 Dollars ($500,000.00) (the “Deposit”) is being paid by Buyer within two (2) business days after the execution of this Agreement to Fidelity National Title Insurance Company (“Escrow Agent”) who shall deposit it in a federally insured interest-bearing money market account and disburse it according to the terms of this Agreement. If Buyer does not terminate this Agreement on or prior to 5:00 p.m. local time at the Property on September 12, 2014 (the “Due Diligence Expiration Date” and the period commencing on the Effective Date and ending the Due Diligence Expiration Date herein called the “Due Diligence Period”), the Deposit shall be non-refundable to Buyer except as expressly provided herein. As used herein, the term Deposit shall include all interest earned thereon. The Deposit shall be applied in reduction of the Purchase Price payable at the Closing or as otherwise provided under this Agreement. Escrow Agent’s duties and responsibilities are governed by the terms of Article 24 hereof.

(c) The payment required at the Closing shall be increased or decreased, as the case may be, to account for all items to be apportioned or prorated pursuant to this Agreement.

ARTICLE 4. Conveyance of Title: (a) At Closing, Seller shall convey and transfer to Buyer such fee simple marketable title to the Premises as will enable Fidelity National Title Insurance Company (the “Title Company”) to issue to Buyer an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) covering the Premises, in the full amount of the Purchase Price (subject only to the Permitted Exceptions). Notwithstanding anything contained herein to the contrary, the Premises shall be conveyed subject to the following matters, which shall be deemed to be “Permitted Exceptions:”

(i)	the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the date hereof and Closing in accordance with the terms of this Agreement;

(ii)	the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(iii)	local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(iv)	all matters, whether or not of record, that arise out of the actions of Buyer or its agents, representatives or contractors; and

(v)	such state of facts as may be shown on a current survey.

(b) Buyer shall have until three (3) business days prior to the Due Diligence Expiration Date (the “Title Objection Date”) to notify Seller, in writing, of such objections to title or survey (“Title Objections”) as Buyer may have (“Buyer’s Title Notice”). Any title or survey matter to which Buyer does not so object by the Title Objection Date shall be deemed a Permitted Exception. In the event Buyer shall so notify Seller of any Title Objections, Seller shall have the right, but not the obligation, to cure such Title Objections. Notwithstanding anything contained herein to the contrary, Seller shall be unconditionally obligated to remove and satisfy all Voluntary Liens (defined below) on or prior to the Closing Date or, if not so satisfied by Seller, all Voluntary Liens shall be satisfied at Closing out of the proceeds otherwise payable to Seller. If Seller elects to cure any one or more of the Buyer’s Title Objections, Seller shall have until the Closing Date to complete such cure as specified in the applicable Buyer’s Title Notice. In the event that Buyer makes any Title Objections, then within two (2) business days after receipt of Buyer’s Title Notice, Seller shall notify Buyer in writing whether Seller elects to cure any or all of the Title Objection(s). Failure of Seller to give such notice shall be deemed an election by Seller not to cure such Title Objections. If Seller elects not to cure any Title Objections specified in Buyer’s Title Notice, or if Seller is unable to effect a cure prior to the Closing, Buyer shall have the following options to be given by written notice within two (2) business days of Seller’s notice or deemed election not to cure or the day on which it is determined that Seller is unable to cure such Title Objections: (i) to accept conveyance of the Property subject to the Permitted Exceptions, specifically including any matter (other than a Voluntary Lien) objected to by Buyer which Seller is unwilling or unable to cure (and such matter(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for the Surviving Obligation, as hereinafter defined. For the purposes of this Agreement, a “Voluntary Lien” shall mean any mortgage or deed of trust granted or assumed by Seller and encumbering the Property and any other monetary lien placed on the Property (excluding non-delinquent real property taxes) by or through the acts or agreements of Seller and/or and Seller Parties (hereinafter defined).

(c) Buyer may prior to Closing, notify Seller in writing of any objection to title or survey (excluding objections to title which have been waived by Buyer as hereinabove provided or that are or are deemed to be Permitted Exceptions) arising after the expiration of the Due Diligence Period. With respect to any objections to title or survey set forth in such notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement, as set forth above.

(d) Buyer shall be entitled to request that the Title Company provide such endorsements to the Title Policy as Buyer may reasonably require, provided that (i) such endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, (ii) Buyer’s obligations under this Agreement shall not be conditioned upon the issuance of such endorsements, and to the extent that such endorsements cannot be obtained, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated hereby without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Buyer’s request. The foregoing, however, shall not excuse Seller from delivering to the Title Company an owner’s affidavit in the form attached hereto as Exhibit L.

ARTICLE 5. Closing: (a) Unless extended pursuant to the terms of this Agreement or earlier terminated, the closing of the transactions contemplated hereunder (the “Closing”) shall be conducted by the Escrow Agent on September 23, 2014 (the “Closing Date”). If the Closing has not occurred by the Closing Date, then unless Buyer and Seller otherwise agree in writing, this Agreement shall terminate, and provided that Buyer is not in default under this Agreement, the Deposit shall be returned to Buyer and the parties will have no further obligations under this Agreement (unless Seller is in default) other than those obligations which expressly survive termination of this Agreement. Time is of the essence.

(b) At the Closing, Seller shall deliver the following documents to the Escrow Agent and Title Company (or deliver at the Premises to the extent expressly noted below), as applicable, in the forms attached hereto properly executed and acknowledged as required with respect to each of the Improved Properties:

(i)	Deed (the “Deed”) in the form of Exhibit D;

(ii)	Bill of Sale in the form of Exhibit E;

(iii)	Original Assignment and Assumption Agreement relating to the Leases and security deposits and accrued interest thereon to the extent required by the Leases or applicable law (collectively, the “Security Deposits”) in the form attached hereto as Exhibit F (the “Lease Assignment”);

(iv)	Originals (or copies, if originals are not in Seller’s possession) of all Leases, any renewals thereof and all amendments thereto and all assigned Operating Contracts (hereinafter defined), to the extent in Seller’s possession (and to the extent in Seller’s actual possession, all tenant correspondence files at the Property management office, it being agreed that Seller makes no representation as to what is in the tenant correspondence files) will be delivered at the Premises;

(v)	Original Assignment and Assumption Agreement in the form attached hereto as Exhibit G relating to the Operating Contracts (the “Contract Assignment”);

(vi)	Certification of non-foreign status in the form attached hereto as Exhibit H and incorporated herein by reference;

(vii)	Evidence satisfactory to the Title Company that all necessary approvals and/or consents have been delivered and such other evidence reasonably satisfactory to the Title Company of Seller’s authority to convey the Premises pursuant to this Agreement;

(viii)	All Security Deposits, together with accrued interest thereon if payable under the Leases or pursuant to applicable law;

(ix)	Affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Leases, as tenants only) and mechanics’ or materialmen’s liens from the Title Policy;

(x)	A copy of a closing statement setting forth the Purchase Price, the closing adjustments and prorations and the application thereof at the Closing (the “Closing Statement”);

(xi)	Such transfer tax or other similar forms required by law;

(xii)	Copy of standard tenant notification letter in a form to be drafted by Buyer and satisfactory to Seller;

(xiii)	Evidence of payment to the Broker (hereinafter defined) or a Broker’s invoice;

(xiv)	An original Maryland Certificate of Exemption from Withholding; and

(xv)	Such other instruments and documents as may be reasonably necessary in order to complete the Closing and to carry out the intent and purposes of this Agreement.

(c) At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Title Company or Escrow Agent (as applicable) properly executed and acknowledged as required:

(i)	The Purchase Price as adjusted in accordance with the terms hereof, by 2:00 p.m. local time at the Property on the Closing Date (as may have been extended in accordance with the terms of this Agreement);

(ii)	An original of the Lease Assignment;

(iii)	An original of the Contract Assignment;

(iv)	A copy of the Closing Statement;

(v)	Such transfer tax or other similar forms required by law; and

(vi)	Such other instruments and documents as may be reasonably necessary in order to complete the Closing and to carry out the intent and purposes of this Agreement.

ARTICLE 6. Approvals and Conditions to Buyer’s Obligations:

(a) Seller acknowledges the Buyer intends to conduct an investigation of the Property, which may include examination of all structural and mechanical aspects thereof, review certain documentation with respect to the Property in Seller’s possession including without limitation the Leases and tenant files and Operating Contracts and such other documents in Seller’s possession reasonably requested by Buyer from time to time (the “Due Diligence Items”), obtaining a current as-built survey thereof, checking governmental records with respect to the Property, interviewing tenants, and determining the compliance of the Property with all applicable laws, rules, codes and regulations. Except for the Excluded Items (defined below), Seller shall also make such additional Due Diligence Items for Buyer’s review as reasonably requested by Buyer. Notwithstanding the foregoing, the Due Diligence Items shall not include the Excluded Items. Buyer acknowledges and agrees that except as otherwise provided in this Agreement, any Due Diligence Items to be delivered to Buyer or its agents are or shall be provided without representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein and that Buyer shall rely solely on its own investigations, reports and materials prepared by Buyer or any consultants engaged by Buyer and not on any Due Diligence Items provided to Buyer by Seller or its agents. For the purposes of this Agreement, the term “Excluded Items” shall mean: (i) materials relating to Seller’s marketing efforts for the sale of the Property, including communications and agreements with other potential purchasers, (ii) projections and other internal memoranda or materials, (iii) appraisals, budgets, Seller’s strategic plans for the Property, internal analyses (including Seller’s analyses with respect to its leasing of space in the Property), computer software, and submissions relating to Seller’s obtaining of internal authorizations, and property condition and engineering reports (iv) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller; and (v) organizational documents relating to any of the Seller Parties.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges that Buyer shall have the right in its sole and absolute discretion to terminate this Agreement pursuant to this Article 6(b). In the event Buyer fails to notify Seller that it intends to terminate this Agreement by written notice on or before 5:00 p.m. local time at the Property on the Due Diligence Expiration Date, Buyer shall be deemed to have waived any right to terminate this Agreement pursuant to this Article 6(b). If Buyer notifies Seller in writing of its election to terminate this Agreement on or before 5:00 p.m. local time at the Property on the Due Diligence Expiration Date, this Agreement shall be deemed terminated, in which event the Deposit shall be returned to Buyer forthwith. In such case, upon the return of the Deposit to Buyer all obligations of the parties hereto shall cease and this Agreement shall be terminated and the parties shall be without further recourse or remedy hereunder other than Buyer’s indemnity to Seller set forth in Article 6(c) below and any other obligations of Buyer or Seller which shall expressly survive the termination of this Agreement (collectively, the “Surviving Obligation”).

(c) Seller shall make the Property available at reasonable times (but in no event during weekends, holidays and after 5:00 p.m. local time at the Property on weekdays) to Buyer and its agents, consultants and engineers for such inspections as Buyer deems appropriate, including for Buyer’s engineering inspection(s), site evaluations, tenant interviews, and such other inspections and investigations as Buyer deems appropriate, subject to the following limitations: (i) Buyer hereby agrees to indemnify, defend, protect and hold all Seller Parties (defined in Article 6(d) below) harmless from and defend the Seller Parties against, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Buyer or its agents, provided that the foregoing indemnity will not be construed to require Buyer to indemnify, defend or hold harmless Seller from any liabilities for matters to the extent caused by Seller’s negligence or misconduct or for matters that Buyer or Buyer’s agents discover (as long as Buyer or Buyer’s agents take reasonable steps not to exacerbate such condition once discovered), (ii) Buyer shall provide Seller with evidence of at least $1,000,000 per occurrence for bodily or personal injury or death naming Seller as an additional insured prior to entering the Premises, (iii) Buyer shall give Seller at least one (1) business day prior notice of any visit or investigation describing who will visit and the nature of such visit and/or investigation, (iv) Seller shall be entitled to have a representative present during any visits, tenant interviews or investigations. Notwithstanding anything set forth in this Agreement to the contrary, no invasive or destructive tests (including, without limitation, air, soils, water samples and soils borings) or environmental samplings shall be conducted on or around the Property without Seller’s written consent, which may be granted or withheld by

Seller in its sole and absolute discretion, and all investigations shall be subject to the rights of tenants and shall be done on an expeditious and efficient basis and in a manner which minimizes disruption to tenants. In the event this Agreement is terminated for any reason other than Seller’s default, Buyer shall furnish Seller with copies of all environmental and engineering reports prepared by or for Buyer with respect to the Property, including, without limitation, any survey. Such documents shall be delivered AS IS, without representation or warranty.

(d) Except as set forth in this Agreement and in any documents executed and delivered by Seller at Closing, upon the Closing, the Property is being acquired by Buyer in “AS IS” condition and “WITH ALL FAULTS” existing as of the Closing Date. Buyer acknowledges that it will be acquiring the Property on the basis of its own investigations. Except as expressly set forth in this Agreement and in any documents executed and delivered by Seller at Closing, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any officer, director, member, manager, person, firm, agent, advisor, trustee or representative acting or purporting to act on behalf of the Seller (collectively, the “Seller Parties”) as to condition or repair of the Property or the value, expense of operation, or income potential thereof, the reliability of any information furnished to Buyer or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. Except with respect to a breach by Seller of any representation or warranty expressly contained herein and in any documents executed and delivered at Closing, upon the Closing, Buyer hereby waives, releases and forever discharges all Seller Parties and any affiliate of the Seller Parties of and from any and all claims, actions, causes of action, demands, rights, damages, liabilities and costs whatsoever, direct or indirect, known or unknown, which Buyer now has or which may arise in the future, against Seller or any such other parties related in any way to the Property. Nothing contained in this Article 6(d), including, without limitation, the foregoing release, shall exclude claims arising from (i) Seller’s breach of the express representations, warranties, covenants and obligations (including indemnity obligations) under this Agreement which expressly survive the Closing, subject to any terms, conditions and limitations set forth herein (ii) Seller’s breach of the express representations, warranties, covenants and obligations set forth in any of Seller’s closing documents, which expressly survive the Closing, and (iii) any claim for personal injury arising prior to the Closing. Except as expressly set forth above, Buyer hereby agrees not to assert any claim for contribution, cost recovery or otherwise against Seller or any such affiliate relating directly or indirectly to the physical condition of the Property including, without limitation, the existence of oil, lead paint, or hazardous materials (as defined below), or substances on or under, or the environmental condition of, the Property, whether known or unknown. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the Property are merged in this Agreement and the documents delivered at Closing, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the documents delivered at Closing. Buyer acknowledges that Seller has advised Buyer to inspect fully the

Property and investigate all matters relevant thereto, and, except with respect to information provided and certified to by Seller to Buyer, to rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, provided that the foregoing shall not diminish Buyer’s rights with respect to any representations or warranties expressly made by Seller in this Agreement and/or in the documents executed and delivered by Seller at Closing.

(e) For the purposes of this Article 6, hazardous materials shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 “et seq.”) or any regulations promulgated thereunder (“CERCLA”); (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos-containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) mold, mildew, fungus or other potentially dangerous organisms; (ix) any putrescible or nonputrescible solid, semisolid, liquid or gaseous waste of any type; and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water, land or soil).

(f) In the event that Buyer’s due diligence reveals any condition of the Property that in Buyer’s judgment requires disclosure to any governmental agency or authority, Buyer shall immediately notify Seller thereof. In such event, Seller, and not Buyer or anyone acting on Buyer’s behalf, shall make such disclosures as Seller deems appropriate, provided that Buyer shall be permitted to make disclosures required by law so long as Buyer notifies Seller prior to making any such disclosure to the extent Buyer is legally permitted to so notify Seller.

The indemnification obligations set forth in this Article 6 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 7. Additional Conditions to Closing: Without limiting any other conditions to Buyer’s obligations to close set forth in this Agreement, the obligations of Buyer under this Agreement are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer at or prior to Closing). If any such conditions are not satisfied on or prior to the Closing Date, Buyer may terminate the Agreement and receive a refund of the Deposit:

(i)	Buyer shall have received an executed tenant estoppel certificate (the “Tenant Estoppel Certificate”) in substantially the form attached hereto as Exhibit K (or, if different, the form attached to, or upon the terms required by, the applicable Lease) from (i) Renewal by Andersen, Kaiyan International and all tenants who lease at least 40,000 square feet of space in the Improvements (collectively, “Major Tenants”) and (ii) tenants who, together with the Major Tenants, lease in the aggregate at least seventy-five percent (75%) of the leased space in the Property as of the Effective Date (the “Estoppel Certificate Requirement”). Each Tenant Estoppel Certificate must be dated no more than forty-five (45) days prior to the Closing Date. Buyer agrees not to unreasonably object to or withhold Buyer’s consent to any alternate estoppel form or changes made by any tenant to the form attached hereto and Buyer shall not object to any provision in a Tenant Estoppel Certificate which was disclosed to Buyer prior to the Due Diligence Expiration Date, provided that Buyer may object to a Tenant Estoppel Certificate if it shows an ongoing default under the Lease or a tenant bankruptcy action or any material discrepancy with respect to the rent roll or Seller’s representations set forth in this Agreement. If any Tenant Estoppel Certificate provided to Buyer prior to Closing contains any information that is materially inconsistent with any Seller representation and Buyer has actual knowledge of such inconsistency (defined as the actual knowledge of Dave Fazekas or Andrea Karp, as opposed to constructive or imputed knowledge), and Buyer elects to close the transaction contemplated hereunder, such Seller representation shall be deemed modified by the information contained in such Tenant Estoppel Certificate. If Buyer fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Buyer’s specific objections), within two (2) business days from the date of Seller’s delivery thereof but no later than two (2) business days prior to Closing, such Tenant Estoppel Certificate will be deemed approved by Buyer. Seller’s failure to fulfill the Estoppel Certificate Requirement shall constitute a failure of a condition precedent hereunder but shall not constitute a default by Seller under this Agreement. In addition to the foregoing, Seller shall reasonably cooperate with Buyer to obtain any estoppel certificates relating to any reciprocal easement agreements and/or covenants, conditions and restrictions as included in Buyer’s Title Notice; provided that Seller’s inability to obtain same shall in no event be a Seller default and shall not be a condition precedent to Buyer’s obligation to close the transactions contemplated hereunder.

(ii)	All of the representations and warranties made by Seller set forth in this Agreement or any Exhibit attached hereto shall be true and correct in all material respects, subject to: (1) changes that: (y) are caused by the acts or omissions of Buyer or its agents or affiliates; or (z) are a result of the operation of the Property in the normal course of business since the Effective Date and in accordance with the terms of this Agreement and do not, individually or in the aggregate, have a material adverse effect on the value or operation of the Property; and (2) casualty or condemnation (which shall be governed by Article 10).

(iii)	Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller at or prior to Closing.

(iv)	No Tenant under the Leases shall have terminated in advance of the scheduled expiration date of, or given written notice of intent to terminate, their Lease pursuant to the terms of such Lease. No Major Tenant shall have become the subject of a voluntary or involuntary bankruptcy proceeding following the expiration of the Due Diligence Period.

(v)	Closing shall occur with respect to all (and no less than all) of the Property simultaneously.

(vi)	The Title Company shall be irrevocably committed to issue the Title Policy in the form approved by Buyer prior to the expiration of the Due Diligence Period.

If any condition set forth herein is not fully satisfied on or before the Closing Date, Seller may elect to attempt to satisfy any such unsatisfied condition, and if Seller so elects, Seller shall have until the date occurring thirty (30) days after the Closing Date in which to satisfy such condition, and the Closing Date shall be extended for such period.

ARTICLE 8. Default: (a) In the event Seller fails to fulfill any of its obligations hereunder and such failure continues for ten (10) days after written notice from Buyer to Seller, Buyer shall have any one of the following rights and remedies:

(i)	Buyer shall have the right to terminate this Agreement by written notice to Seller, in which event the Deposit shall be paid to Buyer, and in the event Buyer’s termination is attributable to Seller’s intentional or willful default under this Agreement, Seller shall reimburse Buyer’s actual third party out-of-pocket costs incurred in connection with this Agreement in an amount not to exceed $100,000.00 and all obligations of the parties under this Agreement shall terminate except for the Surviving Obligation; or

(ii)	Buyer shall have the right to waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement without reduction of the Purchase Price; or

(iii)	Buyer may seek specific performance for Seller’s failure to execute and deliver the documents necessary to convey the Property to Buyer.

In the event that Buyer fails to commence an action against Seller pursuant to clause 8(a)(iii) above within thirty (30) days after the scheduled Closing Date, Buyer shall automatically be deemed to have terminated the Agreement pursuant to clause 8(a)(i) above. Buyer expressly and unconditionally waives any right to recover damages from Seller except as expressly set forth above. Notwithstanding the foregoing, in the event Seller defaults in any of its obligations that, pursuant to the express terms and conditions of this Agreement, survive Closing or a termination of this Agreement, then, subject to the limitations set forth in Article 11(d) hereof, Buyer shall have all of its remedies at law and in equity on account of such default.

(b) IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A BREACH OR UNCURED DEFAULT UNDER THIS AGREEMENT ON THE PART OF THE BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE THE AMOUNT AND EXTENT OF DETRIMENT TO SELLER. BUYER AND SELLER THEREFORE AGREE THAT, IF BUYER DEFAULTS IN ITS OBLIGATION TO CONSUMMATE THE CLOSING HEREUNDER, BUYER’S DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND THAT SELLER SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY, AS A RESULT OF SUCH DEFAULT. IN SUCH EVENT, THE ESCROW AGENT SHALL UPON WRITTEN DEMAND BY SELLER WITHOUT JOINDER OF BUYER, IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS SECTION, BUYER AND SELLER HAVE SEPARATELY INITIALED THIS SECTION.

SELLER’S INITIALS: /s/ NW                                                                                            BUYER’S INITIALS: /s/ AK

ARTICLE 9. Entire Agreement Herein: The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Agreement. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Agreement. This Agreement may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

ARTICLE 10. Damage or Destruction: Condemnation: (a) If any Improved Property shall have been damaged by fire or other casualty prior to the Closing (a “Casualty”), such that in the reasonable estimate of Seller’s architect or engineer, the cost to repair the same exceeds three percent (3%) of the amount of the Purchase Price allocated to such Improved Property pursuant to Article 3 hereof or would allow any tenant to terminate its Lease (a “Material Casualty”), and unless Seller has previously repaired or restored the applicable Improved Property to its former condition prior to the Closing Date, then, at Buyer’s sole option, Seller shall either (i) pay over or assign to Buyer, on delivery of the Deed all physical damage proceeds of any insurance policies payable to Seller (including any rental loss proceeds for the period after Closing (if any)), less any amounts reasonably expended by Seller for partial restoration, with a credit to Buyer for the amount of any deductible or uninsured casualty cost, or (ii) direct Escrow Agent to return the Deposit and accrued interest thereon to Buyer in which case, except for the Surviving Obligation, all other obligations of the parties hereto shall cease and this Agreement shall terminate and be without further recourse or remedy to the parties hereto. In the event of any Casualty that is not a Material Casualty, Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement and, unless Seller has previously repaired or restored the applicable Improved Property to its former condition prior to the Closing Date, then Seller shall pay over or assign to Buyer, on delivery of the Deed all physical damage proceeds of any insurance policies payable to Seller (including any rental loss proceeds for the period after Closing (if any)), less any amounts reasonably expended by Seller for partial restoration, with a credit to Buyer for the amount of any deductible or uninsured casualty cost. In the event Buyer is required to, or elects to, close, Seller shall not compromise, settle or adjust any claims without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(b) If all or a material part of any Improved Property is taken by condemnation, eminent domain or by agreement in lieu thereof prior to the Closing (a “Taking”) such that in the reasonable estimate of Seller’s architect or engineer, the loss of value of the remaining Improved Property or the value of the portion of the Improved Property so taken exceeds an amount equal to three percent (3%) of the amount of the Purchase Price allocated to such Improved Property pursuant to Article 3 hereof, or results in a loss of parking stalls that would cause the Property to be in violation of applicable laws or would allow any tenant to terminate its Lease (a “Material Taking”), Buyer may, at Buyers’ sole option, either (i) terminate this Agreement (in which event Buyer shall be entitled to a return of the Deposit, and, except for the Surviving Obligation, all other obligations of the parties hereto shall cease and this Agreement shall terminate and be without further recourse or remedy to the parties hereto) or (ii) close title to the Property in accordance with the terms hereof, without reduction in the Purchase Price, together with an assignment of Seller’s rights to any award paid or payable by or on behalf of the condemning authority. In the event of any Taking that is not a Material Taking, Buyer and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement, without reduction in the Purchase Price, together with an assignment of Seller’s rights to any award paid or payable by or on behalf of the condemning authority. If Seller has received payments from the condemning authority and if Buyer elects or is required to close title to the Property, Seller shall credit the amount of said payments against the Purchase Price at the Closing. In the event Buyer is required to, or elects to, close, Seller shall not compromise, settle or adjust any claims without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(c) With respect to any Material Casualty or Material Taking, Buyer shall be deemed to have elected to proceed under Article 10(a)(i) and 10(b)(ii) above respectively and as applicable, unless, within ten (10) days from the date of Seller’s delivery of written notice of such Material Casualty or Material Taking to Buyer, Buyer provides Seller with written notice that Buyer has elected to terminate this Agreement as provided for in this Article 10.

ARTICLE 11. Representations and Warranties of Seller: (a) In order to induce Buyer to enter into this Agreement and to consummate the purchase of the Property, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (updated to reflect the then state of facts) as follows:

(i)	Each Selling Entity is, and on the Closing Date shall be, duly and validly formed and existing and governed by the laws of the State of its incorporation and, if necessary, registered to do business in the jurisdiction where the Property is located. This Agreement and all documents that are to be executed by each Selling Entity and delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by each Selling Entity.

(ii)	Exhibit C attached hereto (the “List of Leases”) is, in all material respects, a correct listing of all Leases at the Property in effect as of a date not earlier than five (5) business days preceding the Effective Date. Seller has not granted any options or rights of first refusal with respect to the purchase and sale of the Property.

(iii)	Seller has not delivered to any tenant a notice of default under its Lease which has not otherwise been cured. Except as set forth on Exhibit M, there are no outstanding leasing commissions due or that may become due (i) with respect to the current term of any existing Lease or (ii) pursuant to a written agreement binding on Seller, or to Seller’s knowledge, pursuant to any other written agreement, regarding any extension term that may be exercised under any existing Lease.

(iv)	Seller has made available to Buyer true and complete copies of the Leases, and all extensions, renewals and amendments thereto and made available the income statements for the years 2011-2013 and year to date through June, 2014; aged receivables report through June, 2014 and general ledgers for 2012, 2013 and for year to date through June, 2014 that Seller maintains in the ordinary course of its business.

(v)	Exhibit I attached hereto is a complete list of all service, supply and maintenance agreements with respect to or affecting the Property as of the date of this Agreement (herein collectively referred to as the “Operating Contracts”). Seller has made available to Buyer true and complete copies of all Operating Contracts with respect to the Property

(v)	Except as set forth in Exhibit J hereto, there is not now pending, nor to each Selling Entity’s actual knowledge, has there been threatened in writing, any action, suit or proceeding against or affecting either Selling Entity before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body (a “Governmental Authority”), wherein an unfavorable ruling, decision or finding, upon consummation of the sale contemplated hereby to Buyer or otherwise, may reasonably be expected to have a material adverse effect on the business or prospects of or on the condition or operations of the Property, or would interfere with each Selling Entity’s ability to consummate the transactions contemplated by this Agreement.

(vi)	Neither Selling Entity is a “foreign person” as defined by the Internal Revenue Code (“IRC”), Section 1445. Each Selling Entity will execute and deliver to Buyer at Closing an affidavit or certification in compliance with IRC Section 1445 in the form of Exhibit H attached hereto.

(vii)	To Seller’s knowledge, except for those tenants in possession of the Property under written leases for space in the Property, as shown in the List of Leases, or parties claiming by, through or under any such tenant, and except as may be otherwise reflected on the Title Commitment, there are no parties in possession of, or claiming any possession to, any portion of the Property.

(viii)	Seller has not received any written notice from any Governmental Authority of a violation of any governmental requirements (including environmental laws) on the Property, which has not been remedied.

(ix)	Neither Seller Entity nor any of their respective affiliated entities is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(x)	No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

(xi)	Seller has not received written notice from any Governmental Authority that the Property is in violation of any laws, which has not been remedied.

(b) Any representations and warranties made to the knowledge of Seller or any Selling Entity shall be based solely on the current, actual (as opposed to constructive or imputed) knowledge of Jeffrey Foresman (the individual with Seller with the most knowledge of the Property), and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Seller or any Selling Entity, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. There shall be no personal liability on the part of such person arising out of any representations or warranties made herein or otherwise.

(c) If Seller becomes aware or Buyer first obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller or Buyer (as applicable) shall give the other party written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In such event, Seller shall have the right (but not the obligation) to attempt to cure such misrepresentation or breach and shall, at its option, be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller elects to attempt to so cure but is unable to so cure any misrepresentation or breach of warranty or does not elect to cure, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties (except in the event the change is due to Seller’s default), shall elect either (i) to waive such misrepresentations or breaches of representations and warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) if Buyer first obtained knowledge of such material misrepresentation or breach of warranty after the expiration of the Due Diligence Expiration Date, to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except for the Surviving Obligation.

(d) Seller agrees that, following the Closing, it shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in this Article 11 of this Agreement; provided, however, that: (i) the total liability of Seller for all such breaches and any other breaches under this Agreement and/or the documents delivered by Seller at Closing, in the aggregate, exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Claim Cap”), provided that, notwithstanding anything contained herein to the contrary, in no event shall the liability of Seller relating to or arising out of any claim made by Buyer under Article 14 or 33 of this Agreement be subject to the Claim Cap; (ii) such representations and warranties are personal to Buyer and may not be assigned to or enforced by any other Person, other than to an assignee of Buyer in accordance with this Agreement; and (iii) the representations and warranties of Seller set forth in this Agreement or in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of one hundred eighty (180) days (the “Survival Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties in this Agreement or any document executed by Seller in connection herewith being untrue, inaccurate or incorrect if Buyer has actual knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing. For purposes of this Agreement, Buyer shall be deemed to have actual knowledge if the matter is in the actual knowledge (as opposed to constructive or imputed knowledge) of Dave Fazekas or Andrea Karp. Buyer agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap) (the “Floor Amount”). Seller represents and warrants that, as of the Closing Date, Seller shall have liquid assets in an amount not less than the Claim Cap. Seller covenants and agrees that it shall maintain liquid assets in an amount not less than the Claim Cap from the Closing Date through the end of the Survival Period.

ARTICLE 12. Operations: (a) Between the date hereof and the Closing, Seller agrees that it will maintain and rent the Property in its customary manner, reasonable wear and tear and casualty excepted. Until the Closing Date, Seller shall maintain insurance on the Premises as currently insured, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program.

(b) Seller shall not remove any material item of the Personal Property from the Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

(c) Seller shall not, from and after the date that is two (2) business days prior to the expiration of the Due Diligence Expiration Date, (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease (collectively and individually a “Lease Proposal”) in each case without the prior written approval of Buyer (which, once so approved, whether expressly or by non-response as set forth below, shall be deemed an “Approved New Lease,” and once executed, shall be included in the term “Lease” for all purposes under this Agreement), which may be withheld in Buyer’s sole discretion, but which shall be deemed granted if Buyer fails to respond to a request for approval within three (3) business days after receipt of the request therefor together with a copy of each Lease Proposal. Seller shall provide copies of all Lease Proposals to Buyer after the Effective Date but Buyer has no right to approve any Lease Proposal or any Lease prior to the date that is two (2) business days prior to the expiration of the Due Diligence Expiration Date. Seller agrees to furnish Buyer copies of any Approved New Lease signed prior to the date that is two (2) business days prior to the expiration of the Due Diligence Expiration Date promptly following receipt thereof. Notwithstanding the foregoing, Seller shall not be required to obtain Buyer’s consent or approval to (i) enter into any modification, renewal, extension or expansion of any Lease, or to grant any consent under any Lease, to the extent that the same is required pursuant to the applicable terms of the Lease; and (ii) exercise any recapture rights expressly provided for in any Lease; provided that Seller shall nevertheless keep Buyer apprised of the status of all lease negotiations with respect to the Property during the entire term of this Agreement.

(d) Following the date that is two (2) business days prior to the expiration of the Due Diligence Expiration Date, Seller shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any contract (other than leases as provided above) which could bind Buyer or the Property after the Closing unless the same may be canceled on thirty (30) days’ notice without penalty. Failure of Buyer to respond within three (3) business days of written request from Seller for consent shall be deemed consent by Buyer. Following the date that is two (2) business days prior to the expiration of the Due Diligence Expiration Date, Seller shall not enter into any contracts or modify any contract without the prior written consent of Buyer, which consent Buyer may withhold in its sole and absolute discretion.

(e) Seller, upon receipt of written notice thereof, will give Buyer prompt notice of the commencement prior to Closing of any litigation affecting the Property or any part thereof which would impair Seller’s right to sell the Property or be binding upon Buyer.

(f) At Closing, Seller shall send notice of termination as requested in writing by Buyer prior to 5:00 p.m. local time at the Property on the Due Diligence Expiration Date of any Operating Contract which by its terms may be terminated by notice without penalty or possible damages or liability for early termination (to the extent same cannot be terminated on the Closing due to the notice requirements of said Operating Contract). Any Operating Contract for which notice of termination has been given, as requested by Buyer, but which will not terminate until the expiration of any notice period shall be assigned to Buyer, and, except as set forth below, all other Operating Contracts shall be assigned to Buyer. Any Operating Contracts requiring the consent of the vendor to assign such contract shall not be assigned to Buyer (unless the vendor has consented to the assignment and Buyer has paid, or credited to Seller, any fee related to such consent and assignment, if any), but shall be terminated by Seller as of Closing. Buyer shall pay any termination fee (or credit such amount to Seller at Closing) which is due upon the termination of any Operating Contract that Buyer may request pursuant to this paragraph. Notwithstanding anything to the contrary, Seller shall upon the Closing terminate any property management contract at Seller’s sole cost and expense.

(g) During the term of this Agreement, Seller shall not market the Property for sale or accept back-up offers.

(h) During the term of this Agreement, Each Seller Entity shall, without material third party cost to Seller (which shall mean no more than $1,500, in the aggregate), reasonably cooperate with Buyer regarding the transfer and assignment of the Intangible Property.

ARTICLE 13. Apportionment of Taxes and Other Charges:

(a) All normal and customarily proratable items, including without limitation, personal property taxes, utility bills (except as hereinafter provided), collected rents and other income, Operating Contract payments (under Operating Contracts assumed by Buyer including those for which notice of termination has been given pursuant to Article 12(f) but have not yet expired), and license and permit fees shall be prorated as of the Closing Date based upon a 365 day year, Seller being charged and credited for all of the same relating to the period up to the Closing Date and Buyer being charged and credited for all of the same relating to the period on and after the Closing Date.

(b) Real estate taxes and assessments for the tax year in which the Closing occurs shall be prorated based upon the portion of the tax year each of Seller and Buyer will have owned the Property. Seller shall be responsible for all taxes for the period prior to the Closing Date. From and after Closing, Seller shall have the sole right to prosecute and settle any tax appeals pending as of the Effective Date related to the Improved Properties (“Current Tax

Appeals”); provided, however, (i) any settlement or other disposition of the Current Tax Appeals affecting real property taxes for 2014 and/or subsequent years shall be subject to the prior written approval of Buyer, not to be unreasonably withheld, conditioned or delayed, (ii) no settlement or other disposition shall result in an increase in the assessed value of the Real Property and (iii) such Current Tax Appeals and all settlements shall be subject to any applicable terms and conditions set forth in the Leases. All amounts recovered as a result of any tax appeals, whether by settlement or otherwise, shall, net of attorneys’ fees and other expenses, be apportioned as of the Closing in the same manner as real property taxes pursuant to this Section and paid, when received, to the parties entitled thereto; provided, however, that to the extent any such amounts are payable to any Tenant pursuant to the terms of its Lease, such amounts shall be promptly paid over to such Tenant.

(c) No proration shall be made in relation to delinquent rents existing, if any, as of the Closing Date. In adjusting for uncollected rents, no adjustment shall be made in Seller’s favor for rents which have accrued and are unpaid as of Closing, but Buyer shall pay Seller such accrued and unpaid rents, as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as the tenant is current in the payment of all rents accruing after the Closing and Buyer has recovered its reasonable costs in making such collections. Buyer agrees to bill tenants of the Property for all past due rents and to take any reasonable actions in the normal course of business to collect rents that are accrued but unpaid as of the Closing for a period of ninety (90) days after Closing, provided that Buyer shall not be obligated to incur any out-of-pocket third party expenses in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for accrued but unpaid rents owed Seller as of the Closing Date, but Seller may not, subsequent to Closing, bring suit for possession of the premises occupied by such tenants.

(d) Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a re-adjustment made within sixty (60) days after Closing.

(e) No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Buyer. Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers.

(f) Buyer shall receive a credit for all Security Deposits, and if required by law, with interest thereon.

(g) CAM Charges. Notwithstanding the foregoing, if any portion of the Rent, such as operating cost pass-throughs, common area expenses or additional rent and charges are paid on an estimated basis (“Estimated Rent Payment”), then the Estimated Rent Payment shall be reconciled against actual charges and expenses as of and at the Closing, and Seller shall provide a proposed, reasonably detailed reconciliation of same for Buyer’s approval. If Seller’s pre-

closing reconciliation indicates that Seller has received any Estimated Rent Payments in excess of what it has actually incurred, Buyer shall receive a credit for such over-collected Estimated Rent Payments at the Closing. At such time as Buyer is required to provide to the tenant a final reconciliation of the Estimated Rent Payment for the year of the Closing, Buyer will provide a copy of same to the Seller. If such final year reconciliation shows that Seller owes Buyer additional sums, Seller shall deliver such amount to Buyer within ten (10) days after Seller’s receipt of such final reconciliation. If the final year end reconciliation shows that Buyer owes Seller additional sums or Seller’s pre-Closing reconciliation shows that Seller has under-collected Estimated Rent Payments, Buyer shall pay such amount to Seller within ten (10) days after Buyer’s receipt of such payments from the tenants. Seller shall be responsible for and conduct any audit of the Estimated Rent Payments that a tenant may request with respect to all years prior to the Closing, and responsible for the payment of any amounts to which a tenant may be entitled as a result of such audit.

(h) Leasing Costs. Seller shall pay (or provide Buyer a credit at Closing for) all leasing commissions and tenant improvement costs (“Lease Costs”) that are accrued, due and payable or required to be expended during the current lease term of any Lease. Buyer shall assume and be responsible to pay all Lease Costs that first arise or accrue on or after the expiration of the current term of any Lease, including as a result of (X) new Leases executed after the Effective Date in accordance with this Agreement, but only if and to the extent such Lease Costs were disclosed in writing to Buyer and, in the event such new Lease required the approval of Buyer pursuant hereto, approved by Buyer in its sole and absolute discretion, (Y) Lease extensions, renewals and expansions pursuant to existing Leases exercised by the tenants thereunder after the Effective Date, and (Z) amendments or modifications to, or renewals of, existing Leases entered into after the Effective Date in accordance with this Agreement, but only if and to the extent such Lease Costs were disclosed in writing to Buyer and, in the event such amendment, modification or renewal required the approval of Buyer pursuant hereto, approved by Buyer in its sole and absolute discretion. For avoidance of doubt, in the event entered into in accordance with the terms and conditions of Article 12(c) of this Agreement, Buyer shall assume and be responsible to pay all Lease Costs arising or accruing from that Lease with Superior Contracting Corporation, regardless of the date of execution, as expressly set forth on Exhibit M attached hereto. Notwithstanding anything set forth in this Agreement to the contrary, the Purchase Price shall be reduced in the amount of all unpaid tenant improvement and leasing commission amounts due in connection with the American Furniture Rental (“AFR”) lease (the “AFR TI/LC Reduction”). In addition to the AFR TI/LC Reduction, Seller will reduce the Purchase Price at closing in an amount equal to $10,275 for each month (or prorated at the rate of $342.50 per day for a partial month) after Closing but prior to the date that AFR is contractually obligated to commence paying rent at the annual rental rate of $3.50/rsf under the AFR lease (the “AFR Rent Commencement Reduction”), provided, however, that in no event shall the AFR Rent Commencement Reduction ever exceed, in the aggregate, the amount of $205,500.00. For clarification purposes only, if AFR takes possession of its space on September 15, 2014, and the Closing occurs on September 23, 2014, then the total rent credit due Buyer at Closing would be reduced by $2,740.00 (i.e. AFR in possession of its space for eight (8) days prior to Closing at $342.50 per day) resulting in a total credit to Buyer of $202,760.00.

(i) A detailed statement shall be prepared at the Closing setting forth the manner of computation of the aforesaid pro-ration adjustments.

(j) The provisions of this Article 13 shall survive the Closing for a period of one hundred eighty (180) days after December 31, 2014, at which time there will be a onetime readjustment, if necessary; provided, however, with respect to ad valorem taxes, readjustments shall be made during the thirty (30) day period following the date final tax bills for the year of Closing are received by Buyer and with respect to Estimated Rent Payments, Article 13(g) shall control.

ARTICLE 14. Broker: (a) Each party represents hereby to the other that it dealt with no broker in the consummation of this Agreement except for CBRE, Baltimore, Maryland (“Broker”), and each party indemnifies the other from any claim arising from the failure of such representation by the indemnifying party.

(b) Any commission due Broker shall be paid by Seller as provided in a separate agreement between Seller and Broker.

The provisions of this Article 14 shall survive the Closing or termination of this Agreement.

ARTICLE 15. Recording: It is agreed hereby that this Agreement shall not be filed for recording with any other governmental body.

ARTICLE 16. Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, (iii) upon facsimile transmission or other electronic signature (it being agreed that facsimile or other electronic signature ((e.g. PDF email)) shall have the same force and effect as an original signature for all purposes), or, (iv) two business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If to Seller:	c/o Colony Realty Partners
Two International Place, Suite 2500
Boston, Massachusetts 02110
Attn: Daniel S. Dretler
Phone No.: (617) 235-6313
Fax No.: (617) 235-6399
Email: ddrelter@colonyinc.com

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Eric J. Freeman, Esq.
Phone: 617-348-3072
Fax: 617-542-2241
Email: ejfreeman@mintz.com

If to Buyer:	Joshua J. Widoff
General Counsel
Industrial Property Trust, Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Phone No.: (303) 597-0483
Email: jwidoff@dividendcapital.com

With a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn: Jeremy T. Bunnow
Phone No.: (312) 629-7346
Email: jeremy.bunnow@bfkn.com

Title Company:	Fidelity National Title Insurance Company
4643 South Ulster Street, Suite 500
Denver, Colorado 80237
Attn: Lindsey Mann
Phone: (720) 200-1227
Email: lindsey.mann@fnf.com

or such other address as either party may from time to time specify in writing to the other. Either party’s respective legal counsel may provide notices on behalf of such party. Unless otherwise specifically provided for herein, notices required to be delivered pursuant to the terms and provisions of this Agreement must be delivered by 5:00 p.m. local time at the Property to whichever party is the intended recipient to be considered timely delivered pursuant to such term or provision of this Agreement.

ARTICLE 17. Captions: The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

ARTICLE 18. Successors and Assigns: (a) This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(b) Subject to Buyer’s right to assign its right, title and interest in this Agreement to an affiliate of Buyer, in which case Buyer shall remain fully liable hereunder, Buyer may not assign this Agreement nor any of the rights or benefits thereof including, without limitation, the benefit of the representations and warranties contained in Article 11 hereof, to any third party either before or after the Closing without the written consent of Seller which may be given or withheld in Seller’s sole discretion, and any such unauthorized attempted assignment shall be null and void. In accordance with the terms of this paragraph, Buyer shall send written notice to Seller of its designated nominee or assignee, if any, no later than two (2) business days prior to Closing. For purposes of this Article 18(b), an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC. For avoidance of doubt, any nominee or assignee of Buyer’s right, title and interest under this Agreement at Closing shall be fully liable for the obligations and liabilities of Buyer hereunder.

ARTICLE 19. Closing Costs: Except as hereinafter specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in the jurisdiction where the Property is located. Seller and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 5 hereof and, subject to the terms of Article 33 hereof, for its own legal, consultant and agent expenses. Seller and Buyer agree to allocate closing costs as follows:

(a)	All transfer or recordation taxes (state, county and municipal) shall be split equally between Seller and Buyer.

(b)	All title examination costs and the cost of all title premiums, including, without limitation, the costs or charges for extended coverage or endorsements to the Title Policy shall be paid by Buyer.

(c)	The cost of the survey, and any update, revision or re-certification of the survey, shall be paid by Buyer.

(d)	The cost of preparation and recordation of any releases and termination statements required to clear Voluntary Liens from title to the Property shall be paid by Seller.

(e)	The cost of recordation of the Deed shall be paid by Buyer.

(f)	Escrow charges, if any, shall be split equally between Seller and Buyer.

ARTICLE 20. Governing Law: The laws of the State where the Property is located shall govern the validity, construction, enforcement and interpretation of this Agreement.

ARTICLE 21. Multiple Counterparts: This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

ARTICLE 22. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) This Agreement and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer. This Agreement and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

(b) There are no proceedings pending or, to Buyer’s knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Agreement.

(c) Buyer acknowledges that it is experienced and sophisticated in the acquisition, development, management, leasing, ownership and operation of commercial real estate projects such as the Property and that, prior to the end of the Due Diligence Expiration Date, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Buyer, in its absolute discretion, may deem appropriate. Buyer further acknowledges that, except for the Seller representations set forth in Article 11 of this Agreement and in the documents executed and delivered by Seller at Closing, Buyer has not relied upon any statements, representations or warranties by Seller or any agent of Seller. Without limiting the foregoing, Buyer acknowledges and agrees that: (1) any environmental, physical condition or other reports provided to Buyer by Seller or its agents are provided without any representation or warranty of any kind, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein; (2) Buyer shall rely solely on its own investigations and on reports prepared by any consultants engaged by Buyer and not on any environmental, physical condition or other reports provided to Buyer by Seller or its agents.

(d) Neither Buyer nor any of its affiliated entities is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(e) Based on the public securities exemption under applicable plan asset regulations, Buyer is not, and is not acquiring the Property on behalf of or with the assets of, (i) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service (collectively, “ERISA”), which is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the IRC, or (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA) of either of the foregoing.

(f) Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Buyer of its representations and warranties provided in Article 22(e) above.

ARTICLE 23. Post-Closing Obligations: After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Agreement, such cooperation shall be without additional cost or liability. The covenants, representations and warranties of the parties herein shall survive the Closing, subject to any limitations expressly contained herein.

ARTICLE 24. Duties and Responsibilities of Escrow Agent: Escrow Agent shall deliver the Deposit to Seller or Buyer promptly after receiving a joint written notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction; provided that only Buyer shall be required to deliver a notice if the Agreement is terminated by Buyer prior to the expiration of the Due Diligence Period as provided herein. Except as provided in the preceding sentence, if Escrow Agent receives written notice from Buyer or Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give notice to the other party of Escrow Agent’s receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fifth (5th) business day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it.

In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action; provided that the following shall not apply in the event Buyer terminates the Agreement prior to the expiration of the Due Diligence Period as provided herein:

(a)	Hold the Deposit as provided in this Agreement and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction;

(b)	In the event of litigation between Buyer and Seller, Escrow Agent may deliver the Deposit to the clerk of any court in which such litigation is pending; or

(c)	Escrow Agent may deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent’s liability hereunder exceed the aggregate amount of the Deposit. Escrow Agent shall be under no obligation to take any legal action in connection with the Deposit or this Agreement or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Agreement, Buyer and Seller jointly indemnify and hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith on its part and arising out of or in connection with its services under the terms of this Agreement, including the cost and expense of defending itself against any claim of liability.

Escrow Agent shall not be bound by any modification of this Agreement affecting Escrow Agent’s duties hereunder unless the same is in writing and signed by Buyer, Seller and Escrow Agent. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance with this Agreement or to assure itself that it is protected in acting hereunder. In no event, however, shall the parties be obligated to sign and/or be bound by any instructions that conflict with the provisions of this Agreement. In the event of any such conflict, the provisions of this Agreement shall prevail.

Escrow Agent shall serve hereunder for the compensation described in Article 19 above; provided, however, any expenses of Escrow Agent that are associated with litigation between Buyer and Seller shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Agreement solely for the purpose of consent to, and agreeing to be bound by the provisions of this Article 24, and to the extent applicable to Escrow Agent, Article 3.

ARTICLE 25. Waiver Of Jury Trial: EACH OF SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT

EITHER OR BOTH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

ARTICLE 26. Like Kind Exchange: Buyer agrees to cooperate reasonably with Seller in effecting an exchange transaction which includes any or all of the Property pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by Seller shall be at Seller’s sole cost and expense, not cause Buyer to actually take title to any property other than the Property and not delay the Closing. In addition, the Seller shall indemnify and hold Buyer harmless from any and all cost, expense or liability incurred solely as a result of Buyer accommodating such tax deferred exchange. The provisions of this paragraph shall survive the Closing indefinitely.

ARTICLE 27. Business Days. As used in this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or recognized federal holiday or a recognized state holiday of the state where the Property is located. If the last date for performance by either party under this Agreement occurs on a day which is not a business day, then the last date for such performance shall be extended to the next occurring business day.

ARTICLE 28. Confidentiality. Buyer and Seller each agree to hold all materials and information related to the Property and this transaction, including the existence and terms of this Agreement, in the strictest confidence and not disclose the same to any third parties; provided, however, Buyer may disclose such information for use only in connection with evaluating this transaction to its officers, directors, employees, consultants, attorneys, advisors, lenders and agents so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially and Buyer shall be permitted to make any disclosures required by law, including, without limitation, any disclosures required to be made to the Securities and Exchange Commission. The foregoing shall not be applicable to information or materials that is generally known to the public or is otherwise obtained by Buyer or its agents from a source other than Seller and not in violation of this Agreement. If this Agreement is terminated prior to the Closing Date, all such confidences shall continue to be maintained, subject to the provisions set forth above. In the event this Agreement is terminated, whether before or after the Due Diligence Expiration Date, Buyer and its respective officers, directors, employees, consultants, advisors, attorneys, and agents shall deliver to the Seller, upon request, all documents and other materials, and all copies thereof, obtained from Seller or their agents in connection with this Agreement. By execution of this Agreement, Escrow Agent hereby agrees to maintain the existence of this Agreement and the nature and details of the transaction contemplated hereby in confidence, unless Escrow Agent is required by law to disclose some or all of such information.

Notwithstanding the above provisions of this Article 28, and in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure, for federal tax purposes, of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that, pursuant to Section 1.6011-4(b)(3)(ii) of the Treasury Regulations, such disclosure shall not be permitted to the extent, but only to the extent, such disclosure would reasonably be considered to result in noncompliance with the securities laws of any applicable jurisdiction.

The obligations set forth in this Article 28 shall survive the termination of this Agreement for a period of two (2) years, but shall not survive Closing.

ARTICLE 29. IRS Real Estate Sales Reporting. Buyer and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code. The provisions of this Article 29 shall survive the Closing.

ARTICLE 30. Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Seller’s liability set forth elsewhere in this Agreement: (a) Buyer’s recourse against Seller under this Agreement or any agreement, document, certificate or instrument delivered by Seller hereunder, or under any law, rule or regulation relating to the Property, shall be limited to Seller’s interest in the Property (or, following the Closing, to the net proceeds of the sale of the Property actually received by Seller); and (b) in no event shall any of the Seller Parties have any personal liability hereunder or otherwise; provided that the foregoing shall in no event operate to reduce or otherwise preclude Buyer from obtaining damages for a breach of Seller’s representations and warranties up to the Claim Cap as provided in Section 11(d). The acceptance of the Deed shall constitute Buyer’s acknowledgment that Buyer’s closing conditions set forth in this Agreement have been satisfied. For purposes of this Article 30, no negative capital account or any contribution or payment obligation of any partner or member of Seller shall constitute an asset of Seller. The provisions of this Article 30 shall survive the Closing or termination of this Agreement.

ARTICLE 31. Press Releases. Buyer and Seller each agree that, without the prior written approval of the other, it shall not issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement, the transactions contemplated hereby, or the parties hereto (or their respective affiliates and advisors), except to the extent otherwise required by law, including, without limitation, the requirements of the Securities and Exchange Commission. The provisions of this Article 31 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 32. Time of the Essence. Time is of the essence in the performance of each and every one of the parties’ respective obligations contained in this Agreement. Without limiting the foregoing, Buyer and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this

Agreement. The agreement of Buyer and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Buyer and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Buyer and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

ARTICLE 33. Costs and Attorneys’ Fees. In the event of any arbitration, litigation or dispute between the parties arising out of or in any way connected with this Agreement, including actions maintained by the parties subsequent to the Closing Date, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants. The provisions of this Article 33 shall survive the Closing of the transaction contemplated hereby or the earlier termination of this Agreement.

ARTICLE 34. Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least three (3) business days prior written notice to Seller, within seventy-five (75) days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation or warranty set forth in this Agreement or the documents executed and delivered by Seller at Closing, Seller makes no representations or warranties with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited. The provisions of this Article 34 shall survive the Closing of the transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and date first written above.

SELLER:

CRP-3 BWIC I, LLC
a Delaware limited liability company

By:	/s/ Neil Waisnor
Name:	Neil Waisnor
Title:	Vice President

CRP-3 BWIC II, LLC
a Delaware limited liability company

By:	/s/ Neil Waisnor
Name:	Neil Waisnor
Title:	Vice President

BUYER:

IPT ACQUISITIONS LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

	By:	/s/ Andrea Karp
	Name:	Andrea Karp
	Title:	SVP, Real Estate

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Lindsey Mann
Name:	Lindsey Mann
Title:	Commercial Escrow Officer